Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and S-8 (No. 33-8643), Form S-3 (No. 333-65915, 333-88147, 333-103102, 333-86356) and Form S-8 (No. 33-54485, 333-78301, 333-78303, 333-65420,
333-126520) of Anadarko Petroleum Corporation of our report dated March 14, 2006, relating to the consolidated financial statements, management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting of Western Gas Resources, Inc. and subsidiaries, which appears in this Current Report on Form 8-K/A of Anadarko Petroleum Corporation dated September 8, 2006.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

September 8, 2006